As filed with the Securities and Exchange Commission on October 1, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Toronto-Dominion Bank
(Exact name of Registrant as specified in its charter)

Canada	13-5640479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
P.O. Box 1
Toronto-Dominion Centre
King Street West and Bay Street
Toronto, Ontario M5K 1A2
Canada
(416) 982-8222
(Address, including zip code, of Registrant’s principal executive office)
TSFG Stock Option Plan
TSFG Long Term Incentive Plan
The South Financial Group, Inc. Amended and Restated Directors’ Stock Option Plan
1995 Nonstatutory Stock Option Plan of Gulf West Banks, Inc.
CNB Florida Bancshares, Inc. 1998 Performance-Based Incentive Plan
Pointe Financial Corporation 1998 Incentive Compensation and Stock Award Plan
The South Financial Group, Inc. 401(k) Plan
The South Financial Group 2005 Executive and Director Deferred Compensation Plan
(Full Title of the Plan)
Brendan O’Halloran
The Toronto-Dominion Bank
31 West 52nd Street
New York, New York 10019-6101
(212) 827-7000
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Lee Meyerson
Ellen Patterson
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (a)(b)	Share (c)	Price (c)	Registration Fee (c)(d)
Common Shares, without par value	31,568	$1,751	$55,288,723	$3,887

(a)	The number of Common Shares being registered hereby shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the provisions of the plans described herein.

(b)	Includes shares being offered pursuant to The South Financial Group, Inc. 401(k) Plan (20,000 Common Shares), shares being offered as dividend reinvestments pursuant to The South Financial Group 2005 Executive and Director Deferred Compensation Plan (300 Common Shares) and shares underlying outstanding and unexercised stock options under the following plans: TSFG Stock Option Plan (8,307 Common Shares), TSFG Long Term Incentive Plan (2,060 Common Shares), The South Financial Group, Inc. Amended and Restated Directors’ Stock Option Plan (632 Common Shares), 1995 Nonstatutory Stock Option Plan of Gulf West Banks, Inc. (21 Common Shares), CNB Florida Bancshares, Inc. 1998 Performance-Based Incentive Plan (175 Common Shares) and Pointe Financial Corporation 1998 Incentive Compensation and Stock Award Plan (73 Common Shares).

(c)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been based on: (i) with respect to the shares underlying outstanding options previously granted under the TSFG Stock Option Plan, on the weighted average per share exercise price of such options equal to approximately $5,118.61 (based on a $42,520,297.50 aggregate exercise price); (ii) with respect to the shares underlying outstanding options previously granted under the TSFG Long Term Incentive Plan, on the weighted average per share exercise price of such options equal to approximately $3,038.23 (based on a $6,258,750.00 aggregate exercise price); (iii) with respect to the shares underlying outstanding options previously granted under The South Financial Group, Inc. Amended and Restated Directors’ Stock Option Plan, on the weighted average per share exercise price of such options equal to approximately $5,742.06 (based on a $3,628,980.00 aggregate exercise price); (iv) with respect to the shares underlying outstanding options previously granted under the 1995 Nonstatutory Stock Option Plan of Gulf West Banks, Inc., on the weighted average per share exercise price of such options equal to approximately $2,750.00 (based on a $57,750.00 aggregate exercise price); (v) with respect to the shares underlying outstanding options previously granted under the CNB Florida Bancshares, Inc. 1998 Performance-Based Incentive Plan, on the weighted average per share exercise price of such options equal to approximately $6,545.19 (based on a $1,145,407.50 aggregate exercise price); and (vi) with respect to the shares underlying outstanding options previously granted under the Pointe Financial Corporation 1998 Incentive Compensation and Stock Award Plan, on the weighted average per share exercise price of such options equal to approximately $2,844.01 (based on a $207,612.50 aggregate exercise price); and (vii) with respect to the shares being offered pursuant to The South Financial Group, Inc. 401(k) Plan and The South Financial Group 2005 Executive and Director Deferred Compensation Plan, on the basis of the average high and low prices of the Common Shares reported in the New York Stock Exchange on September 27, 2010.

(d)	Pursuant to Rule 457(p), $55.23 of the $4,307.22 filing fee previously paid by the registrant in connection with the filing of its Form F-4 (File No. 333-167443) on June 10, 2010 is offset against the currently due filing fee.
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan described herein.

EXPLANATORY NOTE
          Effective as of September 30, 2010, pursuant to an Agreement and Plan of Merger, dated May 16, 2010 (the “Merger Agreement”), by and among The Toronto-Dominion Bank (the “Company” or “Registrant”), Hunt Merger Sub, Inc., a wholly-owned subsidiary of the Registrant, and The South Financial Group, Inc. (“TSFG”), the Registrant acquired all of the issued and outstanding shares of TSFG and, as a result of the transaction, TSFG became a wholly-owned subsidiary of the Registrant.
          Pursuant to the terms of the Merger Agreement, upon completion of the transactions contemplated by the Merger Agreement, each outstanding and unexercised option to purchase shares of TSFG common stock became fully vested and automatically converted into an option (“Converted Option”) to acquire common shares, without par value, of the Registrant (“Common Shares”), according to formulas set forth in the Merger Agreement. Further, in connection with the completion of the transactions contemplated by the Merger Agreement, effective as of September 30, 2010, the company stock fund, which is an eligible investment option under The South Financial Group, Inc. 401(k) Plan (the “401(k) Plan”), will include the Common Shares in lieu of shares of TSFG common stock, and participants will, therefore, be able to direct the investments of their plan accounts in the Common Shares. In addition, participants under The South Financial Group 2005 Executive and Director Deferred Compensation Plan (the “Deferred Compensation Plan”) who received the Common Shares in exchange for the shares of TSFG common stock in their accounts in connection with the merger may in the future receive additional Common Shares as dividend reinvestments or as part of regular plan administration reconcilement.
          This Registration Statement on Form S-8 is being filed for the purpose of registering Common Shares (i) issuable upon the exercise of Converted Options outstanding under the plans listed on the cover page of this Registration Statement, (ii) being offered to employees of TSFG under the 401(k) Plan and (iii) being offered to participants under the Deferred Compensation Plan, as described above.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
(a)	The Registrant’s Annual Report on Form 40-F for the fiscal year ended October 31, 2009, filed on December 3, 2009, which contains audited financial statements for the Registrant’s latest fiscal year.

(b)	Form 6-K, filed on December 3, 2009.

(c)	Form 6-K, filed on February 25, 2010.

(d)	Form 6-K, filed on February 26, 2010.

(e)	Form 6-K, filed on March 4, 2010, which includes the 1st Quarter 2010 Report to Shareholders.

(f)	Form 6-K, filed on May 17, 2010.

(g)	Form 6-K, filed on May 27, 2010, which includes the 2nd Quarter 2010 Report to Shareholders.

(h)	Form 6-K, filed on June 3, 2010.

(i)	Form 6-K, filed on September 2, 2010, which includes the 3rd Quarter 2010 Report to Shareholders

(j)	The 401(k) Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2009, filed on June 28, 2010

(k)	The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed on August 22, 1996.
     All documents filed by the Company or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Additional Information Relating to Certain Prior Disclosures of TD
The discussion set forth under “Capital Structure — Ratings” in the Annual Information Form filed as Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the year ended October 31, 2009 , “Liquidity Risk — Funding” in the Management’s Discussion and Analysis attached as Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F for the year ended October 31, 2009, “Management’s Discussion and Analysis — Liquidity Risk” in the 1st Quarter 2010 Report to Shareholders attached as Exhibit 99.1 to the Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on March 4, 2010 that attached as an exhibit the Registrant’s 1st Quarter 2010 Report to Shareholders, and “Management’s Discussion and Analysis — Liquidity Risk” in the 2nd Quarter 2010 Report to Shareholders attached as Exhibit 99.1 to the Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on May 27, 2010 that attached as an exhibit the Registrant’s 2nd Quarter 2010 Report to Shareholders, which reports are incorporated by reference into this Registration Statement, is amended by supplementing such discussion with the following additional information:
Credit ratings are important to TD’s borrowing costs and ability to raise funds. A ratings downgrade could potentially result in higher financing costs and reduce access to capital markets. A lowering of credit ratings may also affect TD’s ability to enter into normal course derivative or hedging transactions and impact the costs associated with such transactions. TD regularly reviews the level of increased collateral its trading counterparties would require in the event of a downgrade of TD’s credit rating. TD believes that the impact of a one notch downgrade would be minimal and could be readily managed in the normal course of business, but more severe downgrades could have a more significant impact by increasing TD’s cost of borrowing and/or requiring TD to post additional collateral for the benefit of its trading counterparties. Credit ratings and outlooks provided by the ratings agencies reflect their views and are subject to change from time to time, based on a number of factors, including TD’s financial strength, competitive position and liquidity as well as factors not entirely within TD’s control, including the methodologies used by the rating agencies and conditions affecting the financial services industry generally.
The information contained under “Capital Structure — Ratings” in the Annual Information Form with respect to the description of ratings categories of various ratings agencies is issuer-related disclosure required by Canadian law and was based solely on public statements by the respective ratings agencies available on their respective public websites.

Item 4.	Description of Securities.
     Not applicable.
Item. 5. Interests of Named Experts and Counsel.
     Christopher A. Montague, Executive Vice President and General Counsel of the Registrant, owns or has the right to acquire Common Shares of the Registrant in an amount that does not exceed 0.05% of the outstanding Common Shares of the Registrant.

Item 6.	Indemnification of Directors and Officers.
     Under the Bank Act of Canada, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of the Act, including their fiduciary duties imposed under the Act. However, a bank may indemnify a director or officer, a former director or officer or a person who acts or acted, at the bank’s request, as a director or officer of or in a similar capacity for another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association and may advance funds to him or her for the costs, charges or expenses of such a proceeding, provided however, that a bank may not indemnify such a person unless:
(1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity for which they acted at the bank’s request as a director or officer or in a similar capacity; and
(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.
     Under the Bank Act of Canada, these individuals are entitled to be indemnified by the bank in respect of all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of an association referred to above with the bank or other entity if the person was not judged by the courts or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. A bank may, with the approval of a court, also indemnify these individuals in respect of, or advance amounts to him or her for the costs, charges and expenses of, a proceeding referred to above, in respect of an action by or on behalf of the bank or other entity to procure a judgment in its favor, to which the person is made a party because of an association referred to above with the bank or other entity, if he or she fulfills the conditions set out in (1) and (2) above.
     The Registrant’s by-laws provide that subject to the limitations contained in the Bank Act of Canada, but without limit to the right of the Registrant to indemnify or advance funds to any person under the Bank Act of Canada or otherwise, the Registrant will indemnify a director or officer or a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of or in a similar capacity for another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding to which such person is involved because of that association with the Registrant or other entity. However, the Registrant’s bylaws further provide that the Registrant shall not indemnify any such person unless: (i) such person acted honestly and in good faith with a view to the best interests of the Registrant or the other entity for which they acted at the Registrant’s request as a director or officer or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the United States.
     The Registrant maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.
     The Registrant also maintains liability insurance policies providing for the insurance on behalf of any person who is or was an employee of the Registrant while acting as a director, officer, trustee, governor or executive director of any organization where such service is with the knowledge and consent of the Registrant’s Board of Directors against any liability incurred by him or her in any such capacity or arising out of his or her status, provided that such insurance shall not apply to the extent that any such person is entitled to be indemnified by such organization or to the extent that such organization maintains separate insurance of behalf of the person against such liability.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.

No.	Exhibit
4.1	TSFG Stock Option Plan (Incorporated by reference to Exhibit 99.1 of TSFG’s Registration Statement on Form S-8, Commission File No. 333-158835).

4.2	TSFG Long Term Incentive Plan (Incorporated by reference to Exhibit 99.1 of TSFG’s Registration Statement on Form S-8, Commission File No. 161130).

4.3	The South Financial Group, Inc. Amended and Restated Directors’ Stock Option Plan (Incorporated by reference to Exhibit 99.1 from TSFG’s Registration Statement on Form S-8, Commission File No. 33-82668/82670).

4.4	1995 Nonstatutory Stock Option Plan of Gulf West Banks, Inc (Incorporated by reference to the Gulf West Banks, Inc. Registration Statement on Form S-4, filed on December 4, 1997, Commission File No. 333-57053).

4.5	CNB Florida Bancshares, Inc. 1998 Performance-Based Incentive Plan (Incorporated by reference to the CNB Florida Bancshares, Inc. Registration Statement on Form S-8 filed on December 7, 1998).

4.6	Pointe Financial Corporation 1998 Incentive Compensation and Stock Award Plan (Incorporated by reference to Exhibit 99.1 from TSFG’s Registration Statement on Form S-8, Commission File No. 333-124859).

No.	Exhibit
4.7	The South Financial Group, Inc. 401(k) Plan (Incorporated by reference to Exhibit 29 from TSFG’s Registration Statement on Form S-8, filed on November 9, 1998, Commission File No. 33-25424).

4.8	The South Financial Group 2005 Executive and Director Deferred Compensation Plan (Incorporated by reference to Exhibit 10.3 of TSFG’s Current Report on Form 8-K dated December 10, 2008).

5.1	Opinion of Christopher A. Montague.

5.2	ERISA opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Ernst & Young LLP.

24.1	Power of Attorney.
     With respect to the 401(k) Plan, in lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that it will submit or has submitted the 401(k) Plan, and any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the 401(k) Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability of the Registrant under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada on this 1st day of October, 2010.

THE TORONTO-DOMINION BANK
By:	/s/ CHRISTOPHER A. MONTAGUE
	Name:	Christopher A. Montague
	Title:	Executive Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director	October 1, 2010
William E. Bennett

*	Director	October 1, 2010
Hugh J. Bolton

*	Director	October 1, 2010
John L. Bragg

*	President, Chief Executive Officer and Director (principal executive officer)	October 1, 2010
W. Edmund Clark

*	Director	October 1, 2010
Wendy K. Dobson

*	Director	October 1, 2010
Henry H. Ketcham

*	Director	October 1, 2010
Pierre H. Lessard

*	Director	October 1, 2010
Brian M. Levitt

*	Director	October 1, 2010
Harold H. MacKay

*	Director	October 1, 2010
Irene R. Miller

*	Director	October 1, 2010
Nadir H. Mohamed

*	Director	October 1, 2010
Wilbur J. Prezzano

*	Director	October 1, 2010
Helen K. Sinclair

Signature	Title	Date

*	Director	October 1, 2010
Carole S. Taylor

*	Director and Chairman	October 1, 2010
John M. Thompson

/s/ KELVIN TRAN	Senior Vice President and Chief Accountant	October 1, 2010
Kelvin Tran	(principal accounting officer)

/s/ COLLEEN M. JOHNSTON	Group Head Finance and Chief Financial Officer	October 1, 2010
Colleen M. Johnston	(principal financial officer)

/s/ CHRISTOPHER A. MONTAGUE		October 1, 2010
Christopher A. Montague

* Attorney-in-fact

Authorized Representative in the United States:

/s/ BRENDAN O’HALLORAN		October 1, 2010
Name: Brendan O’Halloran
Title: Senior Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer The South Financial Group, Inc. 401(k) Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina on the 1st day of October, 2010.

THE SOUTH FINANCIAL GROUP, INC. 401(K) PLAN
By:	/s/ DAVID BELL
	Name:	David Bell
	Title:	Plan Administrator

INDEX TO EXHIBITS

No.	Exhibit
4.1	TSFG Stock Option Plan (Incorporated by reference to Exhibit 99.1 of TSFG’s Registration Statement on Form S-8, Commission File No. 333-158835).

4.2	TSFG Long Term Incentive Plan (Incorporated by reference to Exhibit 99.1 of TSFG’s Registration Statement on Form S-8, Commission File No. 161130).

4.3	The South Financial Group, Inc. Amended and Restated Directors’ Stock Option Plan (Incorporated by reference to Exhibit 99.1 from TSFG’s Registration Statement on Form S-8, Commission File No. 33-82668/82670).

4.4	1995 Nonstatutory Stock Option Plan of Gulf West Banks, Inc (Incorporated by reference to the Gulf West Banks, Inc. Registration Statement on Form S-4, filed on December 4, 1997, Commission File No. 333-57053).

4.5	CNB Florida Bancshares, Inc. 1998 Performance-Based Incentive Plan (Incorporated by reference to the CNB Florida Bancshares, Inc. Registration Statement on Form S-8 filed on December 7, 1998).

4.6	Pointe Financial Corporation 1998 Incentive Compensation and Stock Award Plan (Incorporated by reference to Exhibit 99.1 from TSFG’s Registration Statement on Form S-8, Commission File No. 333-124859).

4.7	The South Financial Group, Inc. 401(k) Plan (Incorporated by reference to Exhibit 29 from TSFG’s Registration Statement on Form S-8, filed on November 9, 1998, Commission File No. 33-25424).

4.8	The South Financial Group 2005 Executive and Director Deferred Compensation Plan (Incorporated by reference to Exhibit 10.3 of TSFG’s Current Report on Form 8-K dated December 10, 2008).

5.1	Opinion of Christopher A. Montague.

5.2	ERISA opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Ernst & Young LLP.

24.1	Power of Attorney.